Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                       PINNACLE WEST CAPITAL CORPORATION
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  Michael Ash
                                  -----------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-1l(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or Item
    22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                        PINNACLE WEST CAPITAL CORPORATION
                                 P.O. BOX 52132
                           PHOENIX, ARIZONA 85072-2132

                           NOTICE AND PROXY STATEMENT
                For Annual Meeting of Shareholders to Be Held on
                             Wednesday, May 22, 1996

To Shareholders:

     The 1996 annual meeting of shareholders of Pinnacle West Capital Corporation will be held in the Regency Ballroom of the Hyatt Regency at 122 North Second Street in Phoenix, Arizona at 10:30 a.m. on Wednesday, May 22, 1996 for the following purposes:

     1)  To elect three Class II Directors; and

     2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the 87,430,441 shares of the Company's common stock outstanding at the close of business on March 13, 1996 entitles the holder to notice of and to vote at this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgement.

     Shareholders are requested to mark, date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. Being entitled to revoke your proxy at any time before it is exercised, you may do so and vote your shares in person if you attend the meeting.



                                              By order of the Board of Directors

                                                                  FAYE WIDENMANN
                                                    Vice President and Secretary


Approximate date of mailing to shareholders:
April 1, 1996

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size. The term of each directorship is three years and the terms of the three classes are staggered so that only one class is elected by the shareholders annually.

     Three Class II directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 1999 or until their successors are elected and qualified. Should one or more of the three nominees listed below become unavailable to serve as a director prior to the meeting date, the proxy committee will vote the shares it represents for the election of such other persons as the Board may recommend unless the Board reduces the number of directors in Class II.

     Directors in the other two classes are identified on the following pages. Information given for all directors has been furnished by each of them as of March 13, 1996. The term "APS" refers to Arizona Public Service Company, the Company's largest subsidiary.


                                    Nominees

- - --------------------------------------------------------------------------------
                   Nominees for Election as Class II Directors
                     (Term to expire at 1999 Annual Meeting)
- - --------------------------------------------------------------------------------


O. Mark DeMichele, 62, has since January 1988 been President and Chief Executive Officer of APS. Mr. DeMichele previously served as a director of the Company from February 1985 to July 1986 and was reelected as a director in May 1990. He is also a director of APS.

John R. Norton III, 66, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona and was first elected as a director in February 1985. Mr. Norton resigned as a director of the Company in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was reelected as a director of the Company. Mr. Norton is also a director of Aztar Corporation, Terra Industries Inc. and APS.

Douglas J. Wall, 68, has been a director since 1985. He is of counsel to the law firm of Mangum, Wall, Stoops & Warden. Mr. Wall is past President of the Arizona Board of Regents.

                         Directors Continuing in Office

- - --------------------------------------------------------------------------------
                                Class I Directors
                     (Term to expire at 1998 Annual Meeting)
- - --------------------------------------------------------------------------------


Roy A. Herberger, Jr., 53, has been a director since 1992. He has been President of the American Graduate School of International Management, "Thunderbird," since 1989. Mr. Herberger is also a director of Bank of America, Arizona, MicroAge, Inc. and Express America Holdings Corporation.

Henry B. Sargent, 61, has been a director since 1985. In June of 1995 Mr. Sargent retired as Executive Vice President and Chief Financial Officer of the Company, a position he had held since 1985. He is currently the President of El Dorado Investment Company, a subsidiary of the Company. He is also a director of Megafoods Stores, Inc. and APS.

Humberto S. Lopez, 50, has been a director since May 1995. He is President of HSL Properties (real estate development and investment), Tucson, Arizona. Of some 40 real estate concerns Mr. Lopez has been affiliated with, four filed petitions for court protection from creditors under Chapter 11 of the Bankruptcy Code between April 1990 and June 1992 in order to provide these entities the opportunity to reorganize debt associated with the properties they held. Mr. Lopez is also a director of Bank of Tucson.

- - --------------------------------------------------------------------------------
                               Class III Directors
                     (Term to expire at 1997 Annual Meeting)
- - --------------------------------------------------------------------------------


Pamela Grant, 57, has been a director since 1985. She is a civic leader and from July 1989 through January 1995 was President of TableScapes, Inc. (party supply rentals). Ms. Grant was President and Chief Executive Officer of Goldwaters, a Division of May Department Stores, until April 1988.

Martha O. Hesse, 53, has been a director since 1991. She is President of Hesse Gas Company. In 1990 Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services) and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of American Natural Resources Co. and ANR Pipeline Company, subsidiaries of Coastal Corp., and of Sithe Energies, Mutual Trust Life Insurance, Laidlaw Inc. and APS.

William S. Jamieson, Jr., 52, has been a director since 1991. Since January 1996 he has been an Associate with the Institute for Servant Leadership of Hendersonville, NC and an Adjunct Member of the Bishop's staff of the Episcopal Diocese of Phoenix. Prior to that he was Archdeacon of the Episcopal Diocese of Arizona. Mr. Jamieson is also a member of the Special Committee of the Board of Amerco, the parent company of U-Haul International.

Richard Snell, 65, has been a director since 1985. He has been Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board of APS since February 1990. He is also a director of Aztar Corporation, Banc One Arizona Corporation and Bank One Arizona, N.A.

                          CERTAIN SECURITIES OWNERSHIP

     At March 1, 1996, shares of the Company's common stock beneficially owned by the indicated persons or groups were as follows:

                                                    Shares
                                                 Beneficially       Percent
                                                   Owned (1)        of Class
                                                   ---------        --------
Non-Employee Directors and Nominees
- - -----------------------------------

Pamela Grant                                        26,300
Roy A. Herberger, Jr.                                1,500
Martha O. Hesse                                     16,200
William S. Jamieson, Jr. (2)                         3,615
Humberto S. Lopez                                    1,500
John R. Norton III (2)                              33,500
Douglas J. Wall                                     28,205

Employee Directors and Officers
- - -------------------------------

O. Mark DeMichele (2)                              208,261
Henry B. Sargent (2)(3)                             37,094
Richard Snell                                      412,573

Other Officers Named on Page 9
- - ------------------------------

Michael S. Ash                                      21,382
Arlyn J. Larson (2)                                 27,053
Nancy E. Newquist                                   19,315
William J. Post                                     56,565
Faye Widenmann                                      26,887

All directors, nominees and executive              919,950           1.05%
 officers as a group (15 persons) (2)
 --------------------------------


- - ----------

(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 24,500 each for Ms. Grant and Mr. Wall; 17,500 for Mr. Norton; 14,000 for Ms. Hesse; 96,208 for Mr. DeMichele; 10,500 for Mr. Sargent; 364,166 for Mr. Snell; 10,004 for Mr. Ash; 9,604 for Mr. Larson; 9,126 for Ms. Newquist; 32,043 for Mr. Post; 12,951 for Ms. Widenmann; and 625,102 for all directors and officers as a group. In the case of officers, also includes shares of restricted stock and vested shares in the Company's employees' savings plan.

(2) Includes in the cases of: Mr. DeMichele, 51,037 shares held in a trust in which investment and voting power is shared; Mr. Sargent, 21,369 shares held in a trust in which investment and voting power is shared; Mr. Jamieson, 615 shares held by his wife; Mr. Norton, 500 shares held by his wife, 500 shares in a profit-sharing plan and 2,000 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Mr. Larson, 9,137 shares held in joint tenancy with his wife; and in the case of the group, 85,158 shares as to which voting or investment power is shared with others.

(3) Mr. Sargent, although still a member of the Board, retired as an executive officer of the Company on June 30, 1995.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met 13 times during 1995. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Audit Committee of the Board reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm for the following year, approves the scope of the work to be performed and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationship among that group, management of the Company and its subsidiaries and its independent accountants. The Committee met four times in 1995; its members were Ms. Hesse and Messrs. Herberger, Jamieson, Lopez and Wall (Chairman).

     The Human Resources Committee makes recommendations to the full Board with respect to prospective Board members and officers and with respect to executive salaries, bonuses and benefits. (See page 14 for the procedures for proposing nominations to the Board). The Committee also makes stock option and restricted stock grants, and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. The Committee met four times in 1995.

     Non-employee directors receive an annual retainer consisting of $12,000 cash and 500 shares of Pinnacle West common stock; to receive the 500 shares a director is required to already own 500 shares in his or her first year on the board, and that ownership requirement increases by 500 shares annually until it reaches 2,500 shares. With certain exceptions, non-employee directors also receive $900 for each board meeting attended and $700 for each committee meeting attended.

     The Company has a directors' retirement plan which provides, with certain exceptions, to non-employee directors over the age of 65 upon their retirement from the Board, an annual payment of $12,000. The length of time to which a non-employee director is entitled to receive this benefit is limited to the number of years he or she served on the Board prior to age 65.

     Henry B. Sargent, a director of the Company, is currently employed by Anderson & Wells Investment Companies which provides asset management services to El Dorado Investment Company, the Company's venture capital subsidiary of which Mr. Sargent is the President. Anderson & Wells' management fees include a $130,000 annual payment that terminates on June 30, 1997 or upon the earlier occurrence of certain events, including the cessation of Mr. Sargent's employment with Anderson & Wells.


                        HUMAN RESOURCES COMMITTEE REPORT

     The Human Resources  Committee,  composed solely of outside  directors,  is responsible for making decisions regarding executive compensation. The Committee's overall compensation philosophy is to (i) attract and retain qualified individuals critical to the Company's success, (ii) reinforce strategic objectives through the use of incentive compensation programs and
(iii) promote long-term stock ownership by executives and directors.

     The Committee applies its own compensation philosophy (and specifically its bias toward rewarding performance) to comparative information provided by independent consultants. In 1995 it retained a nationally recognized consulting firm to report on how its executive compensation practices compare to those of similar companies. Information was provided for ten other organizations engaged primarily in the electric utility business and having characteristics similar to the Company in terms of size, nuclear generation and non-utility operations. In addition, information was provided for a general industry group consisting of 25 companies of similar size.

     Finally, the committee formulates its own views as to the responsibilities, skills, experience and performance of the respective executive officers, with input from Mr. Snell as to performances other than his own, and applies these views to the information provided by its consultant.

     Base Salaries. Base salaries for Company officers who served throughout 1995 were at or below median salaries in the utility group and considerably below those in the general industry group. Salary increases of 3% were awarded to these Company officers other than Mr. Snell (whose salary remained as before). Mr. Sargent was an officer for the first half of 1995 at a salary unchanged from the prior year. Mr. Post became an officer at midyear, but his compensation continues to be paid by APS (where he remains an executive officer) and reviewed by the APS Human Resources Committee as discussed below.

     Bonuses. Cash bonuses payable for any year are predicated on weighted, targeted levels of corporate performance established by the Committee at the beginning of the year. Performance is assessed by the Committee after the end of the year; discretion is exercised in limited areas where the Committee's judgement is called for by the bonus plan.

     For 1995 the plan stipulated that no bonuses would be paid unless a dividend on common stock had been declared at an increased annual rate. Provided this stipulation was met, the determinants of bonus levels, in order of importance, were per-share earnings, the development of strategies for positioning the Company within the changing business environment, corporate net cash flow and non-utility subsidiary earnings in comparison to parent company operating expenses.

     At the end of the year the Committee awarded an attainment factor to each objective based upon the degree to which it was accomplished. The Committee then totaled the weighted individual attainment factors to produce a composite attainment factor common to all officers and multiplied that by a predetermined percentage of salary (50% for Mr. Snell and 25% for all other officers) to determine actual bonuses. Based upon the work done by Mr. Sargent prior to his retirement, the Committee decided to award him a bonus based upon 35% (the percentage that would have been used but for his retirement) of one-half of his annual salary. The bonuses so arrived at and paid reflect a composite attainment factor slightly below the maximum level in the 1995 plan.

     Equity Participation. The Committee believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Committee began in the fall of 1990 to make systematic grants of stock options and restricted stock to officers and key management employees of Pinnacle West and its subsidiaries in order that they could participate in those rewards through stock ownership. The value of the 1995 awards was higher than the median in the utility group, but was substantially lower than the median level in the general industry group. Given the changes in the utility industry, the Committee pays greater attention to trends within the general industry group.

     The Committee believes that senior management personnel of the Company and its subsidiaries should have a significant, ongoing personal investment in the Company. To that end, restricted stock grants, besides being compensatory in nature, are utilized by the Committee to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for predetermined periods of time. This restriction provides a financial incentive for employees to maintain a value of stock ownership that, for officers, ranges from 1 to 1.25 times annual salary.

     The size of awards made to participants in the program is determined by making assumptions as to how, generally, the stock should perform if the Company achieves its longer-term goals, and individual grants were then determined by bringing the recipient's total compensation to a level approximately equal to or slightly ahead of median levels within the utility comparison group, provided that the stock performs as assumed. The size of awards made in late 1995 was scaled downward to reflect the increase in the value of awards due to the increase in Company stock price in 1995.

     Tax Consideration. Pursuant to a law enacted in 1993, publicly-traded corporations generally will not be permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee is biased toward rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law's stringent definition of "performance-based," and limited amounts of compensation may therefore not be deductible.

     CEO Compensation. Mr. Snell's annual salary level and initial equity participation (stock option and restricted stock awards) were negotiated in January of 1990 as part of the employment agreement summarized on page 13. In those negotiations, the compensation levels and equity participation he was leaving behind at his former employer were taken into account, along with then prevailing practices at Pinnacle West.

     In the five years that Mr. Snell has been with the Company, he has received a single base salary increase of 3%. Consistent with its compensation philosophy, the Committee has, instead, emphasized reward-for-performance through the bonus plan and equity participation grants.

     Mr. Post's Compensation. Although Mr. Post is an executive officer of the Company, his compensation is paid by APS based upon his position as Senior Vice President and Chief Operating Officer of this subsidiary of the Company. Two members of this Committee, Mr. Norton and Ms. Hesse, are also members of APS' Human Resources Committee and both committees share similar compensation philosophies. Determination of Mr. Post's base salary and bonus was made much in the same manner as described above except that his bonus was largely based upon APS' earnings. Mr. Post's equity participation was determined in the same manner as that for other Pinnacle West executive officers.

     The foregoing report of the Human Resources Committee is provided by its members: Ms. Grant (Chairman), Ms. Hesse and Messrs. Lopez, Norton and Wall.

                          STOCK PERFORMANCE COMPARISONS

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1990 in Pinnacle West stock and in the market represented by each of two indices (the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested.


Date      DJ        EEI       PNW

12/90     100       100       100
12/91     132.44    128.87    173.75
12/92     143.83    138.69    203.75
12/93     158.14    154.11    225.75
12/94     159.36    136.28    206.50
12/95     220.51    178.55    307.00

                             EXECUTIVE COMPENSATION

      The following tables on compensation and stock options relate to the executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                           Summary Compensation Table

                                                           Long-Term Compensation
                                                           ----------------------

                      Annual Compensation                          Awards
- - --------------------------------------------------------  ----------------------  ----------------
Name and                                                   Restricted
Principal                                                       Stock                 All Other
Position                      Year     Salary     Bonus    Awards (1)    Options  Compensation (2)
- - --------                      ----     ------     ------   ----------    -------  ----------------
Michael S. Ash                1995   $120,278   $ 44,582     $ 23,324      4,250      $ 5,865
Corporate Counsel             1994    116,946     35,923       19,000      5,000        2,984
                              1993    114,054     22,609       22,125      5,000        3,459

Arlyn J. Larson               1995   $134,921   $ 50,010     $ 27,440      5,000      $ 9,754
VP Corporate Planning         1994    131,183     40,296       22,800      6,000        6,200
                              1993    128,075     25,361       24,338      5,500        6,128

Nancy E. Newquist             1995   $130,224   $ 48,269     $ 27,440      5,000      $ 5,659
VP & Treasurer                1994    125,154     38,894       22,800      6,000        3,787
                              1993    114,054     22,609       22,125      5,000        4,000

William J. Post (3)           1995   $287,500   $175,500     $ 93,296     17,000      $12,229
Sr. VP & COO of APS and
Exec. VP of Company

Henry B. Sargent (3)          1995   $181,834   $ 81,411     $      0          0      $55,163
Exec. VP & CFO                1994    315,180    135,133       76,000     20,000       33,835
                              1993    315,181     92,947       95,138     21,500       34,738

Richard Snell                 1995   $515,000   $380,070     $137,200     25,000      $53,482
Chairman, President & CEO     1994    515,000    252,350      114,000     30,000       29,560
                              1993    515,000    202,498      110,625     25,000       37,104

Faye Widenmann                1995   $120,278   $ 44,582     $ 23,324      4,250      $ 5,728
VP Corporate Administration & 1994    116,946     35,923       19,000      5,000        3,139
Secretary                     1993    114,054     22,609       22,125      5,000        3,407



(1) The value of the restricted stock is based on the closing price of the Company's common stock on the date the restricted stock was granted. The restrictions lapse on most restricted stock awards upon (i) the passage of three years from date of grant or upon retirement after the age of 60 and
     (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Human Resources Committee at the time of grant. Any dividends paid on restricted stock will be held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 1995 were: Mr. Ash - 2,850 shares, $81,937; Mr. Larson - 3,300 shares, $94,875; Ms. Newquist -
     3,200 shares,  $92,000; Mr. Post - 8,300, $238,625; Mr. Sargent - 0 shares,
     $0; Mr. Snell - 16,000 shares, $460,000 and Ms. Widenmann - 2,850 shares, $81,937.

(2) The figures given in this column for 1995 consist of Company matching contributions to the Company's employees' savings plan: Mr. Ash - $2,798, Mr. Larson - $3,971, Ms. Newquist - $3,871, Mr. Post - $4,500, Mr. Sargent
     - $2,882, Mr. Snell - $0 and Ms. Widenmann - $2,708; the above-market portion of interest accrued under a deferred compensation plan: Mr. Ash - $2,909, Mr. Larson - $3,723, Ms. Newquist - $1,608, Mr. Post - $6,733, Mr.
     Sargent - $9,816, Mr. Snell - $16,102 and Ms. Widenmann - $2,673; premiums paid by the Company for additional term life insurance: Mr. Ash - $158, Mr. Larson - $2,060, Ms. Newquist - $180, Mr. Post - $996; Mr. Sargent - $2,265, Mr. Snell - $8,580 and Ms. Widenmann - $347; and $40,200 paid to Mr. Sargent as a director of APS and as a director of the Company subsequent to his retirement as an officer and $28,800 paid to Mr. Snell for service as a director of APS.

(3) Mr. Post was elected Executive Vice President of the Company effective June 30, 1995. Figures shown include compensation for the entire year. Mr. Sargent retired as an officer of the Company on June 30, 1995.

                              Option Grants in 1995

                                       Percentage of
                         Options       Total Options
                         Granted      Granted to All     Exercise                  Grant Date
                         in 1995       Employees in        Price      Expiration     Present
Name                   (Shares)(1)         1995         (per share)      Date       Value(2)
- - ----                   -----------        ------        -----------      ----       --------
Michael S. Ash             4,250           1.23%          $27.44       11/15/05      $11,900
Arlyn J. Larson            5,000           1.45%          $27.44       11/15/05      $14,000
Nancy E. Newquist          5,000           1.45%          $27.44       11/15/05      $14,000
William J. Post           17,000           4.95%          $27.44       11/15/05      $47,600
Henry B. Sargent               0           0.00%            N/A           N/A             $0
Richard Snell             25,000           7.29%          $27.44       11/15/05      $52,000
Faye Widenmann             4,250           1.23%          $27.44       11/15/05      $11,900


(1) All options were granted on November 15, 1995 and become exercisable at the rate of one-third of the grant annually starting on November 15, 1996. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option pricing model was chosen to estimate the options' value. The basic assumptions used in the model were expected volatility of .126; risk-free rate of return of 5.46%; dividend yield of 4.5%; and time to exercise of five years, though in the case of Mr. Snell, the time to exercise and corresponding risk-free rate of return were two and a half years and 5.21% respectively.



                  Option Exercises in 1995 and Year-End Values

                                                                   Number of Securities            Value of Unexercised
                                                              Underlying Unexercised Options       In-The-Money Options
                                                                    at Fiscal Year-End            at Fiscal Year-End (1)
                                                                    ------------------            ----------------------
                                   Shares
                               Acquired on          Value
    Name                         Exercise         Realized       Exercisable    Unexercisable    Exercisable     Unexercisable
    ----                         --------         --------       -----------    -------------    -----------     -------------

Michael S. Ash                           0               $0            10,004            9,251        $90,674           $49,117
Arlyn J. Larson                     17,347         $127,427             8,715           10,834        $56,113           $57,700
Nancy E. Newquist                    6,668          $29,172             8,646           10,667        $61,011           $56,593
William J. Post                        703           $4,679            30,603           30,834       $267,117          $149,339
Henry B. Sargent                    91,608         $526,692            10,500                0       $118,125                $0
Richard Snell                            0               $0           364,166           53,334     $5,669,033          $282,962
Faye Widenmann                       5,718          $68,408            12,285            9,251        $89,977           $49,117


(1) The value of options equals the market value of Pinnacle West common stock at December 31, 1995 ($28.75 per share), minus the exercise price of options, and includes only those options the exercise price of which was less than market value at year-end.

                             Executive Benefit Plans

     All of the plans described below relate to the Company. Mr. Post is covered by executive benefit plans provided by APS; however, those plans are substantially identical to the plans described for the Company, and the benefits provided to him would be the same as if he were a participant in the Company's plans.

     Employees' Retirement Plan and Supplemental Excess Benefit Retirement Plan. The Company maintains a retirement plan and a supplemental excess benefit retirement plan for employees and employees of certain subsidiaries. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under these plans to the Company's officers who retire at the indicated compensation and longevity levels.

                                          Years of Service
 Average Annual         --------------------------------------------------------
Compensation(a)         5(b)           10            20               25(c)
- - --------------------------------------------------------------------------------


    $ 100,000        $ 15,000      $ 30,000       $ 50,000       $ 60,000
      150,000          22,500        45,000         75,000         90,000
      200,000          30,000        60,000        100,000        120,000
      250,000          37,500        75,000        125,000        150,000
      300,000          45,000        90,000        150,000        180,000
      350,000          52,500       105,000        175,000        210,000
      400,000          60,000       120,000        200,000        240,000
      450,000          67,500       135,000        225,000        270,000
      500,000          75,000       150,000        250,000        300,000
      550,000          82,500       165,000        275,000        330,000
      600,000          90,000       180,000        300,000        360,000
      650,000          97,500       195,000        325,000        390,000
      750,000         112,500       225,000        375,000        450,000
      800,000         120,000       240,000        400,000        480,000

- - ----------

(a) Compensation under the retirement plan consists solely of base salary, including any amounts voluntarily deferred under the Company's 401(k) plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the supplemental excess benefit retirement plan does include, subject to certain exceptions, these additional components of compensation. For purposes of the employees' retirement plan, compensation in excess of $150,000 (as adjusted for cost-of-living) is disregarded.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

(c) Although the maximum number of years used in calculating benefits under the employees' retirement plan is 33 1/3, a greater maximum benefit is achieved under the supplemental excess benefit retirement plan after 25 years of service.

     For officers, the Company's supplemental excess benefit retirement plan, amended effective January 1, 1994, provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code), are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 9 and their 1995 remuneration covered by plans of the Company are as follows: Mr. Ash - 11 years, $156,742; Mr. Larson - 15 years, $175,824; Ms. Newquist - 9 years, $169,704; Mr. Post - 23 years, $433,172; Mr. Snell - 6 years (see description of Mr. Snell's employment agreement on page 13), $767,350; and Ms. Widenmann - 18 years, $156,742. The amounts shown in the table above are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

     Supplemental Executive Benefit Plan. Effective January 1, 1992, the Company established a supplemental executive benefit plan to provide certain benefits to directors and officers of the Company and its subsidiaries upon the occurrence of certain events, which generally include bankruptcy, the sale of substantially all of the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20% or more of the Company's voting stock. Assets to be used to fund the plan are held in an irrevocable trust.

     The plan provides two benefits -- a participant's benefit and an employer's benefit. The participant's benefit, to be determined annually by the plan's administrative committee, will be paid in a lump sum to a participant in January of the year following the date of the occurrence of one of the above-mentioned events, provided that the participant meets certain conditions of employment. The employer benefit is the amount in the trust that is not needed to pay a participant's benefit. It will be paid in a lump sum to the Company when one of the participants terminates employment for reasons which prevent him or her from qualifying for a participant's benefit, or when there is an asset balance remaining in the trust after payment of the benefit and such assets are not necessary to fund any other participant's plan benefits.

     Executive Severance Arrangements. The Company has entered into severance agreements, which are identical in content, with each of its executive officers except Mr. Snell (see the discussion of his employment agreement below). These agreements are intended to provide stability in key management of the Company. Under the agreements each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of a "change of control") if, during the three-year period following a change of control of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change of control" includes any change of control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation, a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change, or the filing of a voluntary or involuntary petition of bankruptcy (other than for liquidation or dissolution) which is not dismissed within 30 days. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death or for

"cause" as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months' advance notice by the Company to the officer; if the six months' advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Mr. Snell's Employment Agreement. Mr. Snell and the Company are parties to an employment agreement setting forth the terms of his employment as President and Chief Executive Officer of the Company. The agreement was for a term of five years, beginning on February 5, 1990, and was amended to extend his term of employment by an additional two years. The agreement may be terminated by Mr. Snell at any time upon 120 days' prior written notice to the Company. Under the agreement Mr. Snell is entitled to a base salary of $500,000 per year, subject to periodic appraisal by the Board or a committee thereof, as well as to such bonus payments as may be declared from time to time by the Board. The agreement entitles Mr. Snell to participate in the employee benefit plans generally available to Company employees, and in the Company's deferred compensation plan, supplemental excess benefit retirement plan, and stock option plan. Mr. Snell is also entitled to a supplemental pension under the agreement. For purposes of determining his supplemental pension benefits, Mr. Snell's years of service on February 5, 1990 were assumed to be 29 years, and he will be credited with an additional year for each year of employment thereafter, not to exceed 33 1/3 years. The supplemental pension benefit is not payable, however, if there is a final determination that he has breached the agreement. The agreement also contains "change of control" benefit provisions which are in all material respects identical to those contained in the severance agreements entered into between the Company and each of its other executive officers (see page 12).


                             SECTION 16 REQUIREMENTS

     The Securities Exchange Act of 1934 requires officers and directors to file reports of ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, during 1995 its officers and directors complied with these filing requirements, except as follows. Mr. DeMichele filed a Form 4, Statement of Changes in Beneficial Ownership, to report the sale of shares resulting from a withdrawal of after-tax funds from his Employee Savings Plan account two months after it was due. Ms. Grant failed to timely report the sale of shares, which she had previously disclaimed any beneficial interest in, that were owned by a trust of which her spouse was the trustee.


                                     GENERAL

      Cost of Solicitation. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     Auditors. It is contemplated that the Company's financial statements as of December 31, 1996 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the March 13, 1996 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees.

     Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Nominations to the Board. A shareholder wishing to propose the nomination of an individual for election to the Company's Board of Directors must submit his or her recommendation to the Company in writing, and in accordance with the applicable provisions of the Company's Articles of Incorporation and Bylaws, so as to be received by the Office of the Secretary no later than November 25, 1996. Copies of the Company's Articles of Incorporation and Bylaws are available upon written request delivered to the Office of the Secretary.

     Shareholder Proposals for Next Annual Meeting. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 2, 1996. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

                        Pinnacle West Capital Corporation
                                 P.O. Box 52135
                             Phoenix, Arizona 85072


April 1, 1996



Dear Shareholders:

The 1996 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Hyatt Regency, 122 North Second Street, Phoenix, Arizona on May 22, 1996 at 10:30 a.m. Mountain Standard Time. At the meeting shareholders will be asked to elect three Class II Directors to serve until the 1999 Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form below and return it promptly in the envelope provided.

Sincerely,



Faye Widenmann
Vice President and Secretary




- - --------------------------------------------------------------------------------

PROXY FORM
                       Pinnacle West Capital Corporation
PROXY FORM

- - --------------------------------------------------------------------------------


This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 22, 1996.


The undersigned hereby appoints Richard Snell and Faye Widenmann, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 22, 1996 at ten-thirty a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: O. Mark DeMichele, John R. Norton III and Douglas J. Wall.

    This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR the election of Directors.

                              Election of Directors

- - --------------------------------------------------------------------------------

   The Board of Directors recommends a vote FOR the election of Directors.

- - --------------------------------------------------------------------------------

                                        FOR*               WITHHOLD

1. Election of Directors                [  ]                  [  ]
   (see other side)


*For all nominees, except vote withheld from the following:


- - --------------------------------------------------------------------------------





- - --------------------------------------------------------------------------------
 Signature                                                        Date


- - --------------------------------------------------------------------------------
 Signature                                                        Date



Please sign as your name(s) appears below. Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc. should state their capacities.

Any proxy given previously is hereby revoked.

Fold and detach                                                Fold  and detach
- - --------------------------------------------------------------------------------



                              Attending the Meeting


                  Should you wish to attend the Annual Meeting at the Hyatt Regency, please park in either the Hyatt parking lot or at the Phoenix Civic Plaza (lots shaded on the map below and entrances marked by asterisks). The Company will provide for validation of your Hyatt Regency parking lot ticket at the registration desk at the meeting. Please be aware that the Company is unable to validate valet parking.

                  Please note: Should you plan on parking at the Phoenix Civic Plaza you must present this stub from your proxy form at the time you enter the parking garage.



                                      (map)